Exhibit 10.2

TEMPUR SEALY INTERNATIONAL, INC.
(Formerly Known as Tempur-Pedic International Inc.)
SEVERANCE AND RETENTION PLAN

PLAN DOCUMENT AND
SUMMARY PLAN DESCRIPTION

TEMPUR SEALY INTERNATIONAL, INC.
SEVERANCE AND RETENTION PLAN

This Tempur Sealy International, Inc. (formerly known as Tempur-Pedic International Inc.) Severance and Retention Plan (the “Plan”) is established by Tempur Sealy International, Inc. (the “Company”), effective as of the Effective Date.  All references to the “Tempur-Pedic International Inc. Severance and Retention Plan” or the “Tempur Sealy International, Inc. Severance and Retention Plan” in Agreements entered into by the Company or its subsidiaries shall be deemed to refer to this Plan.

The Plan will be administered for the exclusive purpose of providing Eligible Employees with severance and retention benefits in accordance with the provisions of the Plan.  The Plan is designed to attract and retain Eligible Employees to remain with and devote their best efforts to the Company’s business and their employment with an Employer, and to offer a form of protection in the event their employment with an Employer terminates for a reason covered by the Plan.  The Plan provides retention benefits in the form of cash and equity and severance benefits to Eligible Employees who satisfy the employment conditions established by their Employer.  This Plan is intended to be an “employee welfare benefit plan” within the scope of Section 3(1) of ERISA.  The Plan is not intended to be a pension plan under Section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan.  All amounts payable under this plan are intended to comply with either the “short term deferral” exception from Code Section 409A specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or one or more of the “separation pay plan” exceptions specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), and shall be interpreted in a manner consistent with those exceptions. The benefits provided under this plan are not intended to be deferred compensation under Code Section 409A and Treas. Reg. § 1.409A-1(b)(9)(iii).

This document is the official plan document, as well as the summary plan description.  In the event of any unintended inconsistency between the Plan document and any oral or written communication relating to the Plan or Plan Benefits, the Plan document shall control.

ARTICLE I.  DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning is provided in the Agreement or plainly required by the context.

“Affiliate” shall mean a person or entity that directly or indirectly owns or controls, is owned or controlled by, or is under the common ownership or control of another person or entity.

“Agreement” means an employment agreement, offer letter, award agreement under the Equity Incentive Plan, or any other written agreement between an Eligible Employee and an Employer providing for the payment of Retention Benefits, Severance Benefits or both.

“Accrued Benefits” means (i) the Participant’s Base Salary paid through the Participant’s Termination Date; (ii) reimbursement for reasonable business expenses incurred in the ordinary course of the Participant’s duties prior to the Participant’s Termination Date in accordance with the Employer’s policies; provided claims for such reimbursement are submitted to the Employer within 60 days following the Participant’s Termination Date; and (iii) the value of any accrued unused vacation.

“Base Salary” means, unless otherwise specified in an Agreement, a Participant’s base salary as in effect on the Termination Date, excluding overtime, bonuses, incentive pay, commissions, premium pay, the cash value of any and all non-cash benefits, expense reimbursements, and similar amounts.  Base Salary shall be calculated before any reductions or withholdings for taxes, employee benefits, or other similar reasons.

“Benefits” shall mean Severance Benefits, Cash Retention Bonus and Equity Retention Grant.

“Cash Retention Bonus” means a cash bonus that an Eligible Employee may be eligible to receive pursuant to Section 3.1.

“Cause” shall mean, unless otherwise specifically provided in an Agreement, any of the following:  (i)  performance by the Employee of illegal or fraudulent acts, criminal conduct, or willful misconduct relating to the activities of the Company or any Employer; (ii) performance by the Employee of any acts involving moral turpitude and having a material adverse effect on the Company or any Employer, including without limitation upon profitability, reputation or goodwill; (iii) willful or grossly negligent failure by the Employee to perform the duties he is assigned by the Employer in a manner that he knows, or has reason to know, to be in the Company’s or the Employer’s best interests including, but not limited to, the Employee’s failure to fully cooperate in transitioning his work duties as required by the Company or the Employer; (iv) willful and bad faith refusal by the Employee to carry out reasonable instructions of the Employer; and (v) any other material breach of the Employee’s obligations to the Company or the Employer which is incurable or which the Employee fails to cure promptly after receiving written notice thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee comprised of individuals who hold the following positions from time to time at the Company:   EVP & Chief Operating Officer, EVP & Chief Financial Officer, EVP & Chief Human Resources Officer, SVP Human Resources, and SVP Global Operations.

“Company” means Tempur Sealy International, Inc. (formerly known as Tempur-Pedic International Inc.), a corporation organized under the laws of the State of Delaware, and any predecessor or successor thereto.

“Disability” shall mean a Participant’s physical or mental impairment such that he or she qualifies for benefits under a long-term disability insurance plan sponsored by his or her Employer.

“Effective Date” means March 18, 2013.

“Eligible Employee” means any Employee who has been selected by the Committee to participate in the Plan; provided, however, any individual who falls within one or more of the following categories will not be considered an Eligible Employee:

(i)            any Employee who is covered by a collective bargaining agreement;

(ii)            any Employee who is employed by his Employer as an intern or on a temporary, vacation relief, leave of absence relief or seasonal basis, or any similar basis;

(iii)           any Employee in a division or operating unit of an Employer the Employee(s) of which are designated as excluded from coverage under the Plan, or who is a member of a group of Employee(s) that is designated as excluded from coverage under the Plan by action of an Employer; and

(iv)          any Employee who is employed under an agreement that states that the Employee is not eligible to participate in the Plan.

The Committee shall have broad discretionary powers to interpret this definition of Eligible Employee and to exclude such persons as it determines are excluded hereby.

“Employee” means any individual who is providing services to an Employer as a common-law employee and who is designated as an employee of the Employer on the payroll records thereof.  The term “Employee” shall not include any individual during any period he or she is classified or treated by the Employer as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Employer, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Employer during such period.

“Employer” shall mean the Company or any Affiliate of the Company (now in existence or hereafter formed or acquired) that is designated as a participating employer by the Committee.  Each Employer who participates in the Plan shall be deemed to appoint the Company, the Committee and the Board of Directors of the Company with all the power and authority conferred in the Plan upon such parties.  Such power and authority to act as such agents for the Employer shall continue until the Plan is completely terminated as to the Employer.  With respect to a given Participant, references to the Employer mean the Employer which employs the Participant, unless the context otherwise requires.

“Equity Incentive Plan” means the Amended and Restated Tempur-Pedic International Inc. 2003 Equity Incentive Plan, or any successor plan.

“Equity Retention Grant” means the grant of Restricted Stock Units, or such other form of equity grant described in an Agreement and granted in accordance with and, subject to the terms and conditions of, the Equity Incentive Plan, that an Eligible Employee may be eligible to receive pursuant to Section 3.2.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended from time to time.

“Initial Term” with respect to a Sealy Participant means, unless otherwise specifically defined in an Agreement, the period commencing on the Sealy Transaction Date and ending on the second anniversary thereof.

“Good Reason” means, except as otherwise provided in an Agreement, any of the following: (i) relocation of Participant’s principal workplace over sixty (60) miles from the Employer’s existing workplaces without the consent of Participant (which consent shall not be unreasonably withheld, delayed or conditioned), or (ii) the Employer’s material breach of an Agreement or any other written agreement between Participant and the Employer which is not cured within thirty (30) days after receipt by the Employer from Participant of written notice of such breach.

“Grant Date” means the date on which an Equity Retention Grant is granted to an Eligible Employee pursuant to the terms of the Equity Incentive Plan.

“Participant” means an Eligible Employee who has satisfied the conditions for participation set forth in Section 2.1.

“Plan” means this Tempur Sealy International, Inc. Severance and Retention Plan, as amended from time to time.

“Plan Administrator” means the Committee.

“Release” means a fully executed release, in a form satisfactory to the Employer, by which a Participant releases any and all claims against the Company and the Employer relating to or arising out of his or her employment and termination with the Employer.  A Release is valid only if it is submitted to the Employer within the timeframe set forth in the Release and it is not revoked within the time period permitted by law.

“Renewal Term” with respect to a Sealy Participant means, unless otherwise specifically defined in an Agreement, each successive one-year period, following the expiration of the Initial Term, for which the Employer agrees to employ Participant and the Participant accepts employment with the Employer, in accordance with the terms of an Agreement.

“Retention Benefits” shall mean the Cash Retention Bonus and Equity Retention Grant described in Article III.

“Retention Period” shall mean the period specified in an Agreement during which the Eligible Employee must remain an Employee in order to become entitled to Retention Benefits and Severance Benefits, or such earlier date as the Employer may specify in writing from time to time.  With respect to a Sealy Participant, the Retention Period shall end at the end of the Initial Term, or such other date as may be agreed to in writing by the Employer and a Participant.

“Restricted Stock Unit” or “RSU” means a restricted stock unit granted under and pursuant to the terms of an Equity Incentive Plan and in accordance with Section 3.2 of this Plan.

“Salary Grade” means the classification grade for a Participant’s job position, determined utilizing the compensation policy of the Participant’s Employer in effect as of the time of any award of Benefits.

“Sealy” means Sealy Corporation, a Delaware corporation, a subsidiary of the Company.

“Sealy Participant” means an individual who was employed by Sealy immediately prior to the Sealy Transaction and who, in connection with the Sealy Transaction, became an Employee and entered into an Agreement providing for Plan participation.

“Sealy Transaction” means the acquisition of Sealy by the Company

“Sealy Transaction Date” means the closing date of the Sealy Transaction.

“Severance Benefits” means, except as otherwise provided in an Agreement, the compensation and benefits, if any, other than Accrued Benefits, a Participant may be entitled to receive under Section 4.1.

“Severance Period” means the period of time that a Participant may be eligible to receive Severance Benefits.  Unless otherwise specifically provided in an Agreement, a Participant’s Severance Period shall be based on the Participant’s Years of Service and Salary Grade.

“Stock” means common stock, par value $0.01 per share, of the Company and such other securities as may be substituted for Stock pursuant to an Equity Incentive Plan.

“Termination Date” means the last day worked by a Participant for his or her Employer.

“Years of Service” means, except as otherwise provided in an Agreement, the number of years and portions thereof of continuous employment with any Employer, calculated as of an individual’s Termination Date.  With respect to a Sealy Participant, “Years of Service” means the number of years and portions thereof of continuous employment with Sealy and/or any Sealy subsidiary, calculated as of the Sealy Transaction Date.

“Vesting Date” means the date upon which a Retention Benefit vests in accordance with Sections 3.1(a) and 3.2(a), as applicable.

“Voluntary Termination” means any retirement or voluntary resignation from employment other than for Good Reason.

ARTICLE II.  ELIGIBILITY AND PARTICIPATION

Section 2.1       Eligibility for Plan Benefits Generally.  Each Eligible Employee who has received an Agreement may become a Participant eligible for Plan Benefits if he or she elects to participate in the Plan by (i) agreeing to and signing the Agreement and (ii) returning the signed Agreement to the Committee within the time period specified in the Agreement, or if none, the time period determined by the Committee. Each Agreement will specify the amount and type of any applicable Retention Benefits and Severance Benefits, vesting conditions, payment terms and such other terms and conditions specified by the Committee.

(a)           Eligibility for Retention Benefits.  Except as otherwise provided in an Agreement, a Participant will be entitled to receive Retention Benefits if:

(i)            The Participant remains employed by the Employer through the end of the Retention Period while fulfilling all obligations set forth in an Agreement; or

(ii)            The Participant’s employment is terminated by the Employer without Cause or by the Participant for Good Reason during the Retention Period and the Participant executes and delivers a Release to the Employer on or after the Participant’s Termination Date and the Release has become effective.

Except as otherwise provided in an Agreement, Participants shall not be entitled to receive Retention Benefits if they are terminated for any other reason before the end of the Retention Period.

(b)            Eligibility for Severance Benefits.  Except as otherwise provided in an Agreement, a Participant will be entitled to Severance Benefits if the Participant’s employment with the Employer is terminated by the Employer without Cause or by the Participant for Good Reason, and with respect to a Sealy Participant, after the end of the Initial Term but before the end of a Renewal Term, provided that in either case the Participant executes and delivers a Release to the Employer on or after the Participant’s Termination Date and the Release has become effective.  Participants shall not be entitled to receive Severance Benefits (other than Accrued Benefits) if they are terminated for any other reason, including, with respect to a Sealy Participant, termination at the end of the Initial Term or any Renewal Term.

(c)            Restrictive Covenants.  As consideration for the Committee’s offer of participation in this Plan to Eligible Employees and for other good and valuable consideration, during employment and upon termination of employment for any reason, each Participant must comply with the restrictive covenants, if any, set forth in an Agreement or other Company or Employer policy.  In addition, receipt of Severance Benefits other than Accrued Benefits is expressly conditioned upon such Participant’s continued compliance with any such restrictive covenants.

ARTICLE III.  RETENTION BENEFITS

Section 3.1             Cash Retention Bonus.  The Company, in its sole discretion, may award a Cash Retention Bonus to any Eligible Employee.  The amount of the Cash Retention Bonus shall be determined by the Company in its sole discretion and specified in the Agreement between the Employer and the Eligible Employee.

(a)            Vesting.  Except as otherwise provided in the Plan or an Agreement, the Cash Retention Bonus will vest at the end of the Retention Period, or, with respect to a Sealy Participant, will vest if Participant remains employed by the Employer from the Sealy Transaction Date through the Vesting Dates described below while fulfilling all obligations set forth in the Agreement:

(i)            Thirty-three (33%) of the Cash Retention Bonus shall vest upon the first anniversary of the Sealy Transaction Date; and

(ii)            The remaining sixty-seven percent (67%) of the Cash Retention Bonus shall vest upon the second anniversary of the Sealy Transaction Date.

(b)            Form and Time of Payment.  Except as otherwise provided in the Plan or Agreement, the vested portion of the Cash Retention Bonus will be paid to the Participant (or to his or her estate in the event of the Participant’s death after a Vesting Date but prior to payment), subject to any required tax or other withholdings, in a single lump sum within 60 days following the applicable Vesting Date.

Section 3.2             Equity Retention Grant.  The Company, in its sole discretion, may grant an Equity Retention Grant to any Eligible Employee on any date.  The Equity Retention Grant shall be granted in accordance with and, subject to the terms and conditions of, an Equity Incentive Plan and the terms of the Equity Retention Grant shall be set forth in a separate written agreement.  Each RSU that is subject to an Equity Retention Grant shall entitle the recipient to a share of Stock upon the satisfaction of the vesting conditions set forth in Section 3.2(a).  Any such Equity Retention Grant shall have a Grant Date fair value equal to a dollar amount determined by the Committee in its sole discretion and specified in the Agreement between the Employer and the Eligible Employee.

(a)            Vesting.  Except as otherwise provided in the Plan or an Agreement, the Equity Retention Grant will vest at the end of the Retention Period, or, with respect to a Sealy Participant, will vest if Participant remains employed by the Employer from the Sealy Transaction Date through the Vesting Dates described below while fulfilling all obligations set forth in the Agreement:

(i)            Thirty-three (33%) of the RSUs shall vest upon the first annual anniversary of the Sealy Transaction Date; and

(ii)            The remaining sixty-seven percent (67%) of the RSUs shall vest upon the second annual anniversary of the Sealy Transaction Date.

(iii)            Form and Time of Payment.  Except as otherwise provided in the Plan or Agreement, the Participant (or in the event of the Participant’s death after a Vesting Date but prior to settlement, his or her estate) shall receive a share of Stock for each vested RSU, subject to any required tax or other withholdings, and any such shares of Stock will be distributed within 60 days following the RSU’s Vesting Date.

Section 3.3        Withholding.  Any payment of Retention Benefits, including dividend equivalents, if any, are subject to such withholding and to such other deductions as may be required under any applicable income tax or other law, whether of the United States or any other country, and whether federal, state or local.  In the event of any distribution of Stock, the Employer may require the recipient to remit an amount sufficient to satisfy any such applicable withholding requirements or allow the recipient to satisfy any withholding obligations by having shares of Company stock withheld up to an amount that does not exceed the minimum withholding requirements under applicable law.

Section 3.4        Termination.  Any unvested Retention Benefits shall be paid to a Participant if the Participant’s employment is terminated by the Employer without Cause, by the Participant for Good Reason during the Retention Period and in other circumstances provided in an Agreement, provided in all cases that the Participant executes, and does not revoke, a Release.  The unvested portion of the Cash Retention Benefit shall be paid in a lump sum in cash and, with respect to the unvested portion of the Equity Retention Grant, shares of Stock, within sixty (60) days following Participant’s Termination Date, provided that Participant has executed and delivered a Release and the Release has become effective.

Section 3.5        Death.  Except as otherwise provided in an Agreement, for the avoidance of doubt, (a) a Participant shall not vest in any portion of a Cash Retention Bonus or Equity Retention Grant that is unvested as of the date of the Participant’s death and (b) a Participant must be employed by the Employer on the Vesting Date to become vested in the Benefit.  A Participant’s estate shall only receive the vested portion, if any, of a Cash Retention Bonus, Equity Retention Grant or both that is unpaid as of the date of the Participant’s death.

ARTICLE IV.  SEVERANCE BENEFITS

Section 4.1        Termination Without Cause or for Good Reason.  The Company, in its sole discretion, may award Severance Benefits to any Eligible Employee who satisfies the requirements set forth in Section 2.1(b).  Severance Benefits shall be determined by the Company in its sole discretion and specified in the Agreement between the Employer and the Eligible Employee.  Severance Benefits may include, but need not be limited to:

(a)            Cash severance payments; and

(b)            Continued health insurance coverage for a limited period of time in accordance with the Employer’s policy in effect for a Participant on the Participant’s Termination Date, and following that coverage, if any, the opportunity to elect continuation of coverage pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

Section 4.2        Voluntary Termination; Termination for Death or Disability.  Except as otherwise provided in an Agreement, if a Participant’s employment terminates on account of (a) Voluntary Termination, (b) death, or (c) Disability, Participant shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to receive his or her Accrued Benefits.

Section 4.3       Termination for Cause.  If a Participant’s employment is terminated by the Employer for Cause, the Participant shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to receive his or her Accrued Benefits.  Notwithstanding any other provision of the Plan to the contrary, if the Employer determines, at any time, that a Participant has engaged in conduct prior to the Participant’s Termination Date that constitutes Cause, any Severance Benefits payable or provided to the Participant under the Plan shall immediately cease, and the Participant shall be required to return any Severance Benefit paid or provided to the Participant prior to such determination.  Except as described in this Section, the Company and the Employer shall have no further obligations to such Participant under the Plan.

Section 4.4        Payment of Severance Benefits in the Event of Death.  If a Participant dies after becoming eligible to receive Severance Benefits in accordance with Section 2.1(b), all such cash amounts, unless otherwise provided herein, shall be paid to the Participant's estate as if Participant had continued to live.

Section 4.5        Release Required.  If the Participant does not deliver an executed Release to the Employer within the time set forth in the Release or if the Participant revokes an executed Release within the time period permitted by law, the Participant shall not be entitled to the Severance Benefits (other than the Accrued Benefits) set forth in Section 4.1 or the Retention Benefits payable upon the Participant’s termination of employment, set forth in Section 3.4.

Section 4.6       Withholding.  Any payment of Severance Benefits or Accrued Benefits to a Participant are subject to such withholding and to such other deductions as may be required under any income tax or other law, whether of the United States or any other country, and whether federal, state or local.

Section 4.7        Benefit Plans.  Except as otherwise provided in the Plan or an Agreement, as of a Participant’s Termination Date, the Participant shall cease active participation in and eligibility for any Employee benefit plan, program or policy sponsored or subsidized by the Employer, unless otherwise specifically required to be continued pursuant to applicable law or the terms of such plan, program, or policy.

ARTICLE V.  ADMINISTRATION OF THE PLAN

Section 5.1       Administration.  The Committee shall be the Plan Administrator, and will be the named fiduciary of this Plan for purposes of ERISA.  The Committee shall have the sole and final discretionary authority and responsibility for all matters in connection with the operation and administration of the Plan, including, but not limited to:

(a)            the authority to construe and interpret the terms of the Plan and all facts surrounding claims for benefits under the Plan;

(b)            to determine claims for violation of applicable employment laws, whether of the United States or any other jurisdiction, including federal, state or local laws addressing the employment practices described in Section 7.12, in the selection of Participants and payment of Plan Benefits;

(c)            to adopt, prescribe, amend and rescind rules and practices concerning Plan administration;

(d)            to delegate any or all of its authority to an individual, entity or committee as it deems appropriate and to rescind any such delegation in whole or in part;

(e)            interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, or agreement relating to the Plan; and

(f)            to make all other determinations necessary or advisable in its discretion for the administration of the Plan, including, but not limited to, those concerning eligibility for benefits and resolving disputed issues of fact.

Section 5.2        Non-Uniform Treatment.  The Committee's determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, except to the extent prohibited by applicable law, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to the amount, terms or conditions of any Cash Retention Bonus, Equity Retention Grant or Severance Benefit.

Section 5.3        Committee Decisions Final.  All determinations of the Committee (or its designee) with respect to the Plan will be conclusive and binding on all parties, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

Section 5.4       Indemnification. The Company shall indemnify and hold harmless the Committee and each member thereof against any claim, cost, expense (including reasonable attorneys’ fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act of the Committee or a member thereof under the Plan, except in the case of willful misconduct.

ARTICLE VI.  CLAIMS PROCEDURES

Section 6.1        Procedure for Granting or Denying Claims.  Any claim for benefits under this Plan shall be made in writing to the Committee, in person or by mail, postage paid.  All such claims must be filed no later than one year following the date on which an individual ceased to be an Employee, or if still an Employee, within one year following the date on which the claim arose.  A former Employee’s rights with respect to any claim that is not submitted within the applicable time limit shall be waived.  Within 90 days after receipt of any claim, the Committee will notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim.  If such extension is necessary, the Committee will notify the claimant within the initial 90-day period that the Committee needs up to an additional 90 days to review the claim.  The Committee will have full discretion to deny or grant a claim in whole or in part.

Section 6.2        Notice of Denial.  The Committee will provide to every claimant who is denied a claim for benefits a written notice setting forth in a manner calculated to be understood by the claimant:

(a)            The specific reason or reasons for the denial;

(b)            Specific reference to pertinent Plan provisions on which the denial is based;

(c)            A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)            An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

The decision or action of the Committee shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 6.3 hereof.

Section 6.3        Review of Claim Denial.  Within 60 days after the receipt by the claimant of notice of denial of a claim, the claimant may (1) file a request with the Committee that it conduct a full and fair review of the denial of the claim, (2) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (3) submit questions and comments to the Committee in writing.

Section 6.4        Decision After Review.  Within 60 days after the receipt of a request for review under Section 6.3, the Committee shall deliver to the claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the 60-day period shall be extended to 120 days upon notice to that effect to the claimant.  The decision shall be written in a manner calculated to be understood by the claimant and shall (1) include the specific reason or reasons for the decision, (2) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (4) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.  All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

Section 6.5       Bar to Legal Action.  A claimant must exhaust the claims procedures set forth in this Article 6 of the Plan prior to commencing a legal action to (i) recover benefits under the plan, (ii) enforce the claimant’s rights under the terms of the plan, or (iii) clarify the claimant's right to future benefits under the terms of the plan.

Section 6.6        Limitation on Forum and Time Limitation on Actions.  If, after exhausting the claims procedures set forth in this Article 6, a claimant wishes to pursue legal action, any action by the claimant to (i) recover benefits under the plan, (ii) enforce the claimant’s rights under the terms of the plan, or (iii) clarify the claimant's right to future benefits under the terms of the plan, or any combination of them must be brought in the United States District Court for the Eastern District of Kentucky in Lexington, Kentucky.  Any such action must be filed within 6 months of receipt of the final decision rendered by the Committee in accordance with Section 6.4, above.  A claimant will waive any claims not brought within 6 months following the Committee’s final decision.

ARTICLE VII.  MISCELLANEOUS

Section 7.1       Amendment or Termination.  The Company hereby reserves the right to amend or terminate the Plan or any Plan Benefits, in whole or in part, at any time without the consent of, or the prior notification to, Participants.  Any such amendment or termination shall be set forth in writing and must be adopted by the Company.  No such amendment or termination shall reduce the Plan Benefits payable pursuant to an Agreement that is in effect at the time the Plan is amended or terminated without the written consent of the Participant.

Section 7.2        No Right to Continued Employment.  Nothing contained in this Plan, any Agreement or any documents relating to this Plan shall (1) affect any Participant’s status as an “at-will” employee of the Employer; (2) confer on a Participant any right to continue in the employ of the Employer, the Company or any of their Affiliates; or (3) interfere in any way with the Employer’s right to terminate Participant’s employment at any time, with or without cause.

Section 7.3        Unfunded Plan; Unsecured General Creditor.  The Plan shall be unfunded. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company, the Employer or any of their Affiliates.  To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company and the Employer.

Section 7.4       Company Liability.  The liability of the Company, the Employer and any of their Affiliates for Plan Benefits is defined only by the Plan.  The Company, the Employer and any of their Affiliates have no obligation to Participants except as expressly provided in the Plan.  Nothing in this document should be construed to mean that the Plan Benefits are guaranteed.

Section 7.5        Plan Exclusive Source of Rights.  This Plan and the Agreements contain all of the terms and conditions with respect to Retention Benefits and Severance Benefits, and no Employee or former Employee may rely on any other communication or representation, whether oral or written, of the Company, the Employer or any of their Affiliates, or any officer or Employee of the Company, the Employer or any of their Affiliates, as creating any right or obligation not expressly provided by this Plan.

Section 7.6        Effect on Other Benefits. The value of any Severance Benefits shall not be considered eligible earnings for purposes of any other plans maintained by the Employer. Neither shall such value be considered part of the Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation.

Section 7.7       Integration With Other Payments.  Plan Benefits are not intended to duplicate such benefits as workers' compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act.  Should such other benefits be payable, a Participant’s Benefits will be reduced accordingly or, alternatively, Benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations.  In either case, the Committee, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

Section 7.8        Nonassignability.  Except as otherwise provided in an Agreement, no benefit payable under the Plan or Agreement to any Participant may be sold, transferred, assigned, alienated, pledged, or encumbered other than to a designated beneficiary upon the Participant's death or by will or the laws of descent or distribution.  To the maximum extent permitted by law, Plan benefits shall not in any way be subject to claim of creditors or liable to attachment, execution or other process of law.  The Employer retains the discretion at all times in accordance with the laws of the United States or any other jurisdiction, and whether federal, state or local, to reduce the amount of benefits payable under the Plan to any Participant to recover any amounts which the Participant owes the Company, the Employer or any of their Affiliates.

Section 7.9        Right to Recovery.  All Plan Benefits and payment thereof shall be subject to any applicable clawback or recoupment policy of the Company or the Employer, as may be adopted from time to time.  In the event any payments are made in error, the Plan, the Company and/or the Employer shall have the right to recover any such amounts.

Section 7.10     Acceptance; Acknowledgement of Authority.  All Plan Benefits shall be provided conditionally upon the Participant’s acknowledgement and agreement, by returning a signed copy of the Agreement to the Committee within the time period required by the Committee, (a) to be bound by the terms of the Plan and the Agreement, (b) to sign any ancillary documents or forms necessary to effectuate the intent of the Plan and provisions of Benefits under the Plan, as determined by the Committee; (c) to be bound by the determinations and decisions of the Committee with respect to the Agreement, the Plan and the Participant's rights to benefits under the Agreement and the Plan, and (d) that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such Agreement and the Plan on behalf of the Participant.

Section 7.11     Notices.  Any and all notices provided for in the Plan or Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at:  (y) if to an Employee, at his or her residence address last filed with the Employer and (Z) if to the Employer, to the following:

Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, Kentucky 40511
Attention: Executive Vice President and Chief Human Resources Officer

With a copy to:

Legal Department
Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, Kentucky 40511
Attention: Executive Vice President, General Counsel and Secretary

Section 7.12    Applicable Laws.  This Plan shall be construed in a manner to comply with applicable laws prohibiting discrimination on the basis of race, color, religion, sex, age, national origin, marital status, physical or mental disability, or any other status protected under the laws of the United States or any other jurisdiction, and whether federal, state or local.

Section 7.13     Governing Law, Jurisdiction.  The validity, interpretation, construction and performance of the obligations created under this Plan will be governed by ERISA, and the laws of the Commonwealth of Kentucky without regard to its conflicts of law principles.

Section 7.14     Validity.  If any provision of this Plan is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and the Plan shall be construed as if any such invalid or unenforceable provision were not a part hereof.

Section 7.15     Successors.  This Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company and the Participant’s heirs, executors, administrators and legal representatives.

Section 7.16     Headings; Gender; Number.  Article and section headings are for convenience only and the language of the Plan itself will be controlling.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

Section 7.17     Code Section 409A; Taxes.  All amounts payable under this Plan are intended to comply with the “short term deferral” exception from Code Section 409A (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), and shall be interpreted in a manner consistent with those exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with the Plan are subject to Section 409A, the Plan shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible.  To the extent that the Plan is subject to Section 409A and fails to comply with the requirements of Section 409A, the Committee reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the Plan in order to cause the Plan either to comply with the applicable provisions of Section 409A or not be subject to Section 409A.  Each payment of compensation under the Plan shall be treated as a separate payment of compensation for purposes of applying Section 409A.   If  payment of any amount of “deferred compensation” (as defined under Section 409A ) is triggered by a separation from service that occurs while the Participant is a “specified employee” (as defined under Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid on the first business of the seventh calendar month immediately following the month in which the Participant’s separation from service occurred or, if earlier, upon the Participant’s death.  “Termination of employment” or words of similar import, as used in this Plan shall mean, with respect to any payments of deferred compensation subject to Section 409A, the Participant’s “separation from service” as defined in Section 409A.  In no event may the Participant, directly or indirectly, designate the calendar year of payment.  If any payment of deferred compensation subject to Section 409A is contingent on the Participant’s delivery of a Release and the Release becoming effective, if the 60-day period during which Participant must deliver the Release begins in one calendar year and ends in another calendar year, then the payments subject to Section 409A will occur or commence in the later year.  Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.  Each Participant shall be solely responsible for the payment of all taxes that become due as a result of a payment to the Participant under this Plan, and in no event shall the Company or any Employer have any responsibility or liability if this Plan does not meet any applicable requirements of Section 409A.

ARTICLE VIII.  ERISA RIGHTS

As a participant in the Tempur-Pedic International Inc. Severance and Retention Plan (the “Plan”), you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which provides that all Plan participants will be entitled to:

Receive information about your Plan and benefits:  Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan and a copy of the latest annual report filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain copies:  Upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, and copies of the latest annual report and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

Summary Financial Report:  Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent actions by the Plan fiduciaries:  In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.

Enforce your rights:  If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time frames.  You have the right to have the Plan review and reconsider your claim.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of plan documents or the latest annual report from the Plan Administrator and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the material and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court in the United States subsequent to exhausting the Plan’s claims procedures.  If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, if it finds that your claim is frivolous.

Assistance with your questions:  If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE IX.  GENERAL INFORMATION

Plan Sponsor:	Tempur Sealy International, Inc.

Plan Sponsor’s Employer Identification Number:	33-1022198

Plan Year:	January 1- December 31

Type of Welfare Plan:	The Plan is a separation pay plan.

Type of Administration:	The Plan is administered by the Committee.

Plan Number:	501

Plan Administrator:	The Plan is administered by the Committee.

Funding:	Benefits are provided from the general assets of the Employer.

Agent for Service of Legal Process:	Legal process may be served upon the Plan Administrator at the address specified above.

IN WITNESS WHEREOF, the Company, by its duly authorized officer acting in accordance with a resolution duly adopted by the Board of Directors of the Company, has executed this Plan on ____________, 2013, effective as of the Effective Date.

Tempur Sealy International, Inc.

ATTEST:	By:

Its:

Date: